Services Agreement

Franklin Distributors, LLC

New York Life Insurance and Annuity Corporation

THIS AGREEMENT, is by and between Franklin Distributors, LLC ( “Franklin”), and New York Life Insurance and Annuity Corporation (the “Company”), concerning certain services with respect to each series (“Fund” or “Funds”) of Franklin Templeton Variable Insurance Products Trust (the “Trust”), which Funds are specified in the Participation Agreement, as may be amended from time to time, among the Company, the Trust, and Franklin Distributors, LLC (the “Underwriter”), among others, dated May 1, 2026 (the “Participation Agreement”).

1.  Services.

(a)  Administrative services. Services for the Company’s Separate Accounts (the “Account” or “Accounts”) which invest in the Funds pursuant to the Participation Agreement, and services for purchasers of variable life and annuity contracts (the “Contracts”) issued by the Company through the Accounts, are and shall be the responsibility of the Company. Services with respect to the Funds in which the Accounts invest, and for purchasers of shares of the Funds, are and shall be the responsibility of Franklin or its affiliates. The Company has agreed to assist Franklin or its affiliates, as Franklin may request from time to time, with the provision of services (“Administrative Services”) to the Funds, on a sub-administration basis, as they may relate to the investment in the Funds by the Accounts. It is anticipated that the Administrative Services may include, but may not be limited to, the services listed on Schedule A.

(b)  Marketing Support Services. As part of efforts to promote sales of shares of the Funds, the Company may provide certain services to Franklin as mutually agreed to between Company and Franklin. These services may include (but are not limited to) any or all of the following: business planning assistance; advertising; education of Company’s personnel about the Funds and the financial planning needs of Company’s clients; use of Funds as underlying investment options of the Company’s products (to the extent that the Funds satisfy Company’s standards for such use); timely review and consideration of approval of new Funds as underlying investment options; and access by Franklin’s and its affiliates’ personnel to Company’s personnel and representatives.

The Company agrees that it and its affiliates will not accept compensation for promoting or selling Fund shares in the form of commissions for brokerage transactions directed to it from a Fund portfolio transaction. In addition, the Company agrees that it or its affiliates will provide such point-of-sale disclosure as legally required regarding such services and related payments.

2.  Payments for Services. Franklin recognizes the Company, on behalf of the Accounts, as the shareholder of shares of the Funds purchased under the Participation Agreement on behalf of the Accounts. Franklin further recognizes that it will derive a substantial administrative convenience by virtue of having the Company be the shareholder of record of shares of the Funds purchased under the Participation Agreement, rather than multiple shareholders having record ownership of such shares. Franklin recognizes that the Company will provide services necessary to facilitate investment in the Funds and may provide services which may be considered to be marketing support services or that otherwise may result in the sale of Fund shares.

In consideration of the services provided by the Company hereunder and the administrative convenience resulting to the Franklin described above and the potential provisions of marketing support services, Franklin agrees to pay the Company a fee as set forth in Schedule B.

3.  Computation of Payments for Services. As soon as practicable after the end of each quarter, Franklin will determine the net assets for the preceding quarter, of shares of the Fund as to which the fee stated in Schedule B is to be calculated. Franklin will calculate and pay the Company its fee within thirty (30) days after the end of the three-month periods ending in January, April, July and October as well as provide a statement to Company setting forth the calculation within (30) days of the following month after the end of the three-month period. Such payment will be by wire transfer unless the amount thereof is less than $500. Wire transfers will be sent to the bank account and in the manner specified by the Company. Such wire transfer will be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 shall be paid by check or by another method acceptable to both parties.

For purposes of this Paragraph 3, the average daily net asset value of the shares of a Fund will be based on the net assets reported by the Trust on behalf of each Fund to the Company. No adjustments will be made to such net assets to correct errors in the net asset value so reported for any day unless such error is corrected and the corrected net asset value per share is reported to the Company before 5:00 p.m. Eastern time on the first Business Day after the day to which the error relates. “Business Day” will mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

4.  Confidentiality of Payment Rate. The Company acknowledges that the rate and amount of payments to be made to the Company under this Agreement are proprietary and confidential information of Franklin and its affiliates, and that disclosure of this information to third parties may cause damage to Franklin or its affiliates. The Company agrees to take any and all reasonable actions to limit disclosure of this information to only those of its employees, officers, consultants and agents who need the information in order to perform their duties, and to notify such persons of the terms of this paragraph. In the event any other party seeks to compel disclosure of confidential information through judicial or administrative process, then the Company shall promptly give Franklin written notice of such demand and, if requested by Franklin, shall cooperate in Franklin’s efforts to challenge or limit any such disclosure. Violation of the confidentiality provision shall be grounds for immediate termination of the Agreement by Franklin in its sole discretion. Nothing in this Agreement shall prevent the Company from disclosing the existence of this Agreement in the Contracts’ prospectuses or elsewhere.

5.  Notice. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth in Schedule C of this

Agreement or at such other address as such party may from time to time specify in writing to the other party.

6.  Termination. This Agreement may be terminated upon thirty (30) days’ written notice from one party to the other party. Notwithstanding termination of this Agreement, Franklin will continue to pay the fee as set forth in Schedule B so long as nets assets of the Accounts remain in a Fund portfolio.

7.  Representation. The parties represent and agree that they will maintain and preserve all records as required by law to be maintained and preserved in connection with this Agreement, and will otherwise comply with all laws, rules and regulations applicable to the Services.

8.  Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

9.  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

10.  Entire Agreement; Electronic Signatures. This Agreement, together with the attached Schedules, contains the entire agreement among the parties with respect to the matters dealt with herein, and supersedes any prior or inconsistent agreements, documents, understandings or arrangements among the parties with respect to the subject matter of this Agreement. This Agreement may be executed and delivered by electronic signatures and any such signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

11.  Indemnification. This Agreement will be subject to the indemnification provisions of the Participation Agreement.

12.  Trust Not a Party. The parties to this Agreement acknowledge and agree that the Trust is not directly or indirectly a party to this Agreement. If, however, the Trust shall be so deemed, the parties to this Agreement acknowledge and agree that any liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied out of the assets of the Trust and that no trustee, officer, agent or holder of shares of beneficial interest of the Trust or any Fund will be personally liable for such liabilities. No Fund of the Trust will be liable for the obligations or liabilities of any other Fund.

13.  Applicable Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York

14.  Severability. This Agreement shall be severable as it applies to each Fund portfolio, and action on any matter shall be taken separately for each Fund portfolio affected by the matter. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

This Agreement is executed as of this    day of     2026.

FRANKLIN DISTRIBUTORS, LLC

By: /s/ Robert Smith
Name:	Robert Smith
Title:	Head of Business Administration

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: /s/ Janis Rubin
Name: Janis Rubin
Title: Vice President

Schedule A

Services

Maintenance of Books and Records

•	Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

•

Maintain general ledgers regarding the Accounts’ holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Funds

•	Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and to transmit such orders, and payment therefore, to the Funds.

•	Coordinate with the Funds’ agents respecting daily valuation of the Funds’ shares and the Accounts’ units.

•	Purchase Orders

-	Determine net amount available for investment in the Funds.
-	Deposit receipts at the Funds’ custodians (generally by wire transfer).
-	Notify the custodians of the estimated amount required to pay dividends or distributions.

•	Redemption Orders

-	Determine net amount required for redemptions by the Funds.
-	Notify the custodian and Funds of cash required to meet payments.

•	Purchase and redeem shares of the Funds on behalf of the Accounts at the then-current price in accordance with the terms of each Fund’s then current prospectus.

•

Assistance in enforcing procedures adopted on behalf of the Trust to reduce, discourage, or eliminate market timing transactions in a Fund’s shares in order to reduce or eliminate adverse effects on a Fund or its shareholders.

Processing Distributions from the Funds

•	Process ordinary dividends and capital gains.

•	Reinvest the Funds’ distributions.

Reports

•

Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses or private offering memorandum, statements of additional information, reports, solicitations for instructions, disclosure statements, sales or promotional materials and any other filings with the Securities and Exchange Commission with respect to the Accounts invested in the Funds, if necessary.

•	Periodic information reporting about the Funds to contract owners, including necessary delivery of the Funds’ prospectus and annual and semi-annual reports.

Fund-related Contract Owner Services

•

Maintain adequate fidelity bond or similar coverage for all Company officers, employees, investment advisors and other individuals or entities controlled by the Company who deal with the money and/or securities of the Funds.

•	Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

•	Provide information regarding performance of the Funds.

•	Oversee and assist the solicitation, counting and voting of contract owner pass-through voting interests in the Funds pursuant to Fund proxy statements.

Other Support

•	Provide other administrative support for the Funds as mutually agreed upon by the Company and the Funds or Franklin.

•	Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

Schedule B

Payments for Services

Franklin agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

#	Company Name	Separate Account/ Registration Yes/No	Class/Funds of the Trust	Fee Rate	Date of beginning of period for computation of fee
1.	New York Life Insurance and Annuity Corporation		Franklin Gold & Precious Metals VIP Fund	[ ]%	May 1, 2026

Schedule C

Addresses for Notices

If to the Company:	New York Life Insurance Corporation Office of the General Counsel 51 Madison Avenue New York, NY 10010 Attention: Variable Products Attorney

If to Franklin:	Franklin Distributors, LLC 100 First Stamford Place, 5th Floor Stamford, CT 06902 Attention: Intermediary Client Onboarding Email: us_ico@franklintempleton.com

With a copy to:	Franklin Templeton One Franklin Parkway, Bldg. 920, 2nd Floor San Mateo, California 94403 Attention: Office of General Counsel